Exhibit (e)(19)
TENDER AND SUPPORT AGREEMENT
          This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of January 12, 2011, is entered into by and among IDEX Corporation, a Delaware corporation (“Parent”), Nano Merger Sub, Inc., a Delaware corporation (the “Purchaser”), and Marjorie Gruverman (“Stockholder”).
          WHEREAS, contemporaneously with the execution of this Agreement, Parent, the Purchaser and Microfluidics International Corporation, a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the Purchaser to conduct a tender offer (the “Offer”) for all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (“Shares”) and the merger of the Purchaser with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);
          WHEREAS, Stockholder owns beneficially and of record the number of Shares set forth opposite such Stockholder’s name on Schedule I hereto (such Shares, together with any other shares of capital stock of the Company acquired (whether beneficially or of record) by Stockholder after the date hereof and prior to the earlier of the Effective Time and the termination of this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Covered Shares”); and
          WHEREAS, as a condition to the willingness of Parent and the Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement and tender and vote his Covered Shares as described herein.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
          SECTION 1. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and the Purchaser as follows:
          (a) Except as set forth on Schedule I hereto, Stockholder (i) is the sole record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, and has good and marketable title to, the Covered Shares set forth opposite such Stockholder’s name on Schedule I hereto, free and clear of any and all adverse claims, liens, pledges, options, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Covered Shares (collectively, “Encumbrances”), other than as created by this Agreement or restrictions on transfer under the Securities Act of 1933, as amended; (ii) does not directly or indirectly own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) or any securities convertible into or exchangeable or exercisable for such shares, other than the Covered Shares and Company Options set forth on Schedule I hereto; and (iii) has the sole right to vote, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 3, 4, 5, 6 and 11 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities law and the terms of this Agreement.
          (b) Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes a legal, valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). If Stockholder is married, and any of the Covered Shares or Company Options constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
          (c) No filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person is necessary for the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby and the compliance by Stockholder with the provisions hereof. None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Entity that is applicable to Stockholder or any of Stockholder’s properties or assets, or (iii) constitute a violation by Stockholder of any Law or regulation of any jurisdiction, in each case, except for any conflict, breach, default or violation described which would not adversely affect in any material respect the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.
          (d) There is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the knowledge of Stockholder, threatened against or affecting Stockholder that, individually or in the aggregate, could reasonably be expected to impair the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.
          (e) No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.
          (f) Stockholder has received and reviewed a copy of the Merger Agreement. Stockholder understands and acknowledges that (i) Parent and the Purchaser are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement and (ii) the actual Offer Price may be less than the initial Offer Price in the event that the aggregate amount of the Company’s Expenses exceeds or is expected to exceed the Company Expense Cap as of the Expiration Date as set forth in Section 1.1(c) of the Merger Agreement.
          SECTION 2. Representations and Warranties of Parent and the Purchaser. Each of Parent and the Purchaser hereby, jointly and severally, represents and warrants to Stockholder as follows:
          (a) Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
          (b) This Agreement has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and the Purchaser, and assuming execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

          (c) The execution and delivery of this Agreement and the consummation by Parent and the Purchaser of the transactions contemplated hereby and the performance by Parent and the Purchaser of their respective obligations hereunder will not (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or the Purchaser, (ii) conflict with or violate, or require any consent, approval, or notice under, any Law applicable to Parent or the Purchaser or any of their respective properties or assets, or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Parent or the Purchaser is a party or by which Parent or the Purchaser or their respective properties or assets are bound except with respect to clauses (ii) and (iii) for any conflict, breach, default or violation described which would not adversely affect in any material respect the ability of Parent or the Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby.
          SECTION 3. Tender of the Covered Shares.
          (a) Unless this Agreement shall have been terminated in accordance with its terms, Stockholder hereby agrees that he shall tender (and deliver any certificates evidencing or an appropriate affidavit of lost certificate with respect thereto to the extent such certificates have been lost, misplaced or destroyed) his Covered Shares, or cause his Covered Shares to be tendered, into the Offer promptly following, and in any event no later than the tenth (10th) Business Day following the commencement of the Offer, or if Stockholder has not received the Offer Documents by such time, within two (2) Business Days following receipt of such documents but in any event prior to the Expiration Date (the “Tender Date”), free and clear of all Encumbrances. If Stockholder acquires Covered Shares after the date hereof, including upon the exercise of Company Options, unless this Agreement shall have been terminated in accordance with its terms, Stockholder shall tender or cause to be tendered such Covered Shares on or before the Tender Date, or, if later, on or before the second (2nd) Business Day after such acquisition but in any event prior to the Expiration Date, free and clear of all Encumbrances. Unless this Agreement shall have been terminated in accordance with its terms, Stockholder will not withdraw his Covered Shares, or cause his Covered Shares to be withdrawn, from the Offer at any time.
          (b) If the Offer is terminated or withdrawn by the Purchaser, or the Merger Agreement is terminated prior to the purchase of Covered Shares in the Offer, Parent and the Purchaser shall promptly return, and shall cause any depository acting on behalf of Parent and the Purchaser to return, all Covered Shares tendered by Stockholder in the Offer to Stockholder.
          SECTION 4. Treatment of the Covered Shares and Company Options.
          (a) Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 3 hereof), the Merger Agreement and the Offer Documents, Stockholder shall not directly or indirectly: (a) transfer, assign, sell, gift-over, place in trust, pledge, hypothecate, encumber or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution, testamentary or intestate succession, interspousal disposition pursuant to a domestic relations proceeding or otherwise) of, or consent to or authorize any of the foregoing (“Transfer”) of, any or all of the Covered Shares or the Company Options or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise); (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any such Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Covered Shares or Company Options; (d) deposit any of the Covered Shares or Company Options into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Covered Shares or Company Options; or (e) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any respect or in any way restrict, limit or interfere in any material respect with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.
          (b) Stockholder hereby agrees that, upon the Acceptance Time, each unexpired and unexercised Company Option held by Stockholder, whether or not then exercisable or vested, shall be cancelled, cease to exist and no longer be exercisable or outstanding, and in exchange therefor, Stockholder shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(e) of the Merger Agreement) of an amount equal to the product of (i) the total number of Shares previously subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option, such amount to be paid in accordance with and at the time provided by the Merger Agreement. Stockholder hereby agrees that, upon the Acceptance Time, he shall not be entitled to receive any payment in consideration of the cancellation of any Company Options held by him in which the exercise price per Share is equal to or less than the Merger Consideration.
          (c) Section 4(a) shall not prohibit a Transfer of Covered Shares or Company Options by Stockholder to any member of Stockholder’s immediate family, or to a trust established for the benefit of Stockholder and/or for the benefit of one or more members of Stockholder’s immediate family or established for charitable purposes, or upon the death of Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and the Purchaser, to be bound by the terms of this Agreement and refrain from any and all Transfers of the Covered Shares or Company Options. Section 4(a) shall not prohibit the exercise, including cashless exercise, of any Company Options; provided, however, that the Covered Shares acquired upon such exercise are tendered to the extent required pursuant to Section 3(a).

          SECTION 5. Covenant to Vote. Prior to the termination of this Agreement in accordance with its terms, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, Stockholder hereby agrees to (A) appear at each such meeting or otherwise cause all of the Covered Shares to be counted as present thereat for purposes of calculating a quorum and (B) vote (or cause to be voted) all of the Covered Shares or grant a consent or approval in respect of the Covered Shares (i) in favor of adopting the Merger Agreement (for the purpose of this Section 5, as it may be modified or amended from time to time) and the approval of the Merger and any other transaction pursuant to which Parent proposes to acquire the Company, whether by tender offer, merger or otherwise, in which stockholders of the Company would receive consideration per Share equal to or greater than the consideration to be received by such stockholders in the Offer and the Merger, (ii) in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting with respect to the Merger Agreement and the Merger, (iii) against any action, agreement or proposal which would impede, interfere with or prevent the consummation of the Offer or the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company and a third party, or any other proposal of a third party to acquire the Company or all or substantially all of the assets thereof, (iv) against any reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger), (v) against any change in the Company Board (other than in connection with the transactions described in clause (i)), and (vi) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Offer or the Merger, or (2) result in any of the conditions set forth in Article 6 or Annex I of the Merger Agreement not being fulfilled or satisfied. Except as set forth in clauses (i), (ii), (iii), (iv), (v) and (vi) of this Section 5, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the stockholders of the Company. Prior to the termination of this Agreement in accordance with its terms, Stockholder shall not commit or agree to take any action inconsistent with the foregoing.
          SECTION 6. Acquisition Proposals; Non-Solicitation.
          (a) Acquisition Proposals. Stockholder hereby agrees that he will, and will cause his agents, advisors and other representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Stockholder shall promptly (and in any event within 24 hours) notify Parent in the event that Stockholder receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or the Company Subsidiary other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. Stockholder shall notify Parent promptly (and in any event within 24 hours) with the identity of such Person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto.
          (b) Non-Solicitation. Stockholder shall not, and shall not authorize or permit his agents, advisors or other representatives to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto (for the avoidance of doubt, it is understood that the foregoing shall not prohibit Stockholder or any of his advisors or representatives from making such Person aware of the restrictions of this Section 6(b) in response to the receipt of an Acquisition Proposal), or otherwise cooperate with or assist or participate in or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, (iii) make any public statement or proposal inconsistent with the Company Board Recommendation, (iv) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring Stockholder to abandon, terminate or fail to consummate the transactions contemplated hereby or breach his obligations hereunder, or (v) formally resolve or agree to do any of the foregoing.
          (c) No Limitation. It is understood that this Agreement limits the rights of Stockholder only to the extent that Stockholder is acting in Stockholder’s capacity as a stockholder of the Company. Nothing in this Agreement shall be construed as preventing Stockholder, if an officer or director of the Company, from fulfilling the obligations of such office, but solely in such capacity (including, subject to the limitations contained in Section 5.4 of the Merger Agreement, the performance of obligations required by the fiduciary obligations of Stockholder acting solely in his capacity as an officer or director).
          SECTION 7. Further Assurances. Stockholder shall, upon request of Parent or the Purchaser, execute and deliver any additional documents and take, or cause to be taken, such further actions as may reasonably be deemed by Parent or the Purchaser to be necessary or desirable to carry out the provisions of this Agreement and make effective the transactions contemplated hereby. Without limiting the foregoing, Stockholder shall execute and deliver to Parent and any of its designees any additional proxies, including without limitation with respect to additional Covered Shares not set forth on Schedule I hereto, reasonably requested by Parent in furtherance of this Agreement.
          SECTION 8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate on the earliest of: (a) the date on which the Merger Agreement is terminated in accordance with its terms; (b) the Effective Time; and (c) the delivery of written notice of termination by Stockholder to Parent, following any amendment to the Merger Agreement that is materially adverse to

Stockholder effected without the prior written consent of Stockholder, provided, however, that (i) nothing herein shall relieve any party from liability for any breach hereof prior to such termination; and (ii) this Section 8, Section 10 and Section 15 shall survive any termination of this Agreement; and (iii) if the Merger Agreement is terminated in accordance with Section 7.1(d) or Section 7.1(e), Sections 4(a), 4(c) and 6(b) shall survive termination of this Agreement until the six-month anniversary of the date on which the Merger Agreement is so terminated. For purposes of this Section 8, an amendment to the Merger Agreement that is materially adverse to Stockholder shall include, without limitation, any amendment, modification, change or waiver of the terms of the Merger Agreement that results in any decrease in the Offer Price (other than a decrease in the Offer Price if the Company’s Expenses exceeds or is expected to exceed the Company Expense Cap as of the Expiration Date as set forth in Section 1.1(c) of the Merger Agreement) or any change in the form of consideration to be used to purchase Shares.
          SECTION 9. Waiver of Appraisal, Dissenter’s Rights and Other Claims. Stockholder hereby (a) waives and agrees not to exercise or assert any rights of appraisal or rights to dissent from the Merger that Stockholder may have with respect to the Covered Shares and (b) agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Purchaser, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Offer or the Merger, including any claim (i) challenging the validity of, seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby.
          SECTION 10. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.
          SECTION 11. Stop Transfer Order; Legend. Stockholder hereby agrees that it will not request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Covered Shares, unless such Transfer is made in compliance with this Agreement. In furtherance of this Agreement, concurrently herewith, Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of such shares). The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon termination of this Agreement.
          SECTION 12. Communications. Stockholder hereby (a) consents to and authorizes the publication and disclosure by Parent of (i) Stockholder’s identity and holding of the Covered Shares, (ii) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and (iii) any other information regarding Stockholder, in each case, in any announcement or disclosure required by applicable Law or by the SEC or other Governmental Entity in connection with the Offer or the Merger or any other transactions contemplated by the Merger Agreement; provided that, in the case of disclosure pursuant to clause (iii), Parent shall provide Stockholder and his counsel reasonable opportunity to review and comment thereon, and Parent shall give reasonable consideration to any such comments, and (b) agrees as promptly as practicable to give to Parent any information it may reasonably require for the preparation of such disclosure documents and to notify Parent of any required corrections with respect to any written information supplied by him specifically for use in any such disclosure document. Unless required by applicable Law, Stockholder shall not make any press release, public announcement or other communication with respect to the business or affairs of the Company, Parent or the Purchaser, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent.
          SECTION 13. Additional Owned Shares. Stockholder hereby agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number and description of any additional Covered Shares not set forth opposite such Stockholder’s name on Schedule I hereto.
          SECTION 14. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of additional Covered Shares not set forth on Schedule I hereto, (a) the type and number of Covered Shares shall be adjusted appropriately, and (b) notwithstanding the provisions of Section 15(l), this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other securities or rights of the Company issued to or acquired by Stockholder and Schedule I hereto shall be deemed to be amended accordingly without any further action on the part of any party hereto.
          SECTION 15. Miscellaneous.
          (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as FedEx (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          If to Stockholder, at the address set forth on Schedule I hereto:
with a copy to:
Microfluidics International Corporation
30 Ossipee Road
Newton, MA 02464
Tel: 617-969-5452
Fax: 617.658.6245
Attention: Michael C. Ferrara
and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Tel: 617-348-1674
Fax: 617-542-2241
Attention: Jonathan L. Kravetz
Email: jlkravetz@mintz.com
          If to Parent or the Purchaser, to:
IDEX Corporation
1925 West Field Court, Suite 200
Lake Forest, IL 60045
Tel: 847-498-7070
Fax: 847-498-9123
Attention: General Counsel
Email: fnotaro@idexcorp.com
with a copy to:
Latham & Watkins LLP
233 South Wacker Drive, Suite 5800
Chicago, IL 60606
Tel: 312-876-7666
Fax: 312-993-9767
Attention: Mark D. Gerstein
Email: mark.gerstein@lw.com
and
Hodgson Russ LLP
One M & T Plaza, Suite 2000
Buffalo, NY 14203
Tel: 716 -848-1277
Fax: 716-849-0349
Attention: John P. Amershadian
Email: jamersha@hodgsonruss.com
          (b) Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision.
          (c) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
          (d) Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements, representations and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.
          (e) Governing Law. This Agreement, and all matters arising hereunder or in connection herewith, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
          (f) Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 15(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
          (g) WAIVER OF TRIAL BY JURY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY

ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(g).
          (h) Assignment. The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties, provided that Parent and the Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or the Purchaser, as the case may be, of its obligations hereunder.
          (i) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          (j) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.
          (k) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and the Purchaser shall be entitled, without the securing or posting of any bond or other undertaking, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. In any action for specific performance, Stockholder will waive the defense of adequacy of a remedy at Law.
          (l) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.
          (m) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.
          (n) Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
          (o) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any other party hereto with such party’s obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.
[Signature pages follow.]

     IN WITNESS WHEREOF, Parent, the Purchaser and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

IDEX CORPORATION
By:	/s/ Frank J. Notaro
Frank J. Notaro
Vice President — General Counsel and Secretary

NANO MERGER SUB, INC.
By:	/s/ Frank J. Notaro
Frank J. Notaro
President

Signature page to Tender and Support Agreement

STOCKHOLDER:
/s/ Marjorie Gruverman
Marjorie Gruverman

I am the spouse of Stockholder. On behalf of myself, my heirs, legatees, and assigns, I hereby join in and consent to the terms of this Agreement and agree to the tender into the Offer of the shares of common stock of Microfluidics International Corporation registered in the name of my spouse or otherwise registered, which my spouse agrees to tender pursuant to this Agreement.

/s/ Irwin Gruverman
Irwin Gruverman

Signature page to Tender and Support Agreement

SCHEDULE I

Name and Contact Information for Stockholder	Covered Shares	Company Options

Marjorie Gruverman 60 Seminary Avenue Newton, MA 02466	1,697,805	0